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                                                                   EXHIBIT 10.13


                        PURCHASE AND LICENSE AGREEMENT

     This Agreement is entered into this 18th day of June, 1998 (the "Execution Date") between XOOM, Inc. (herein referred to as "XOOM"), a Delaware Corporation, with its principal business offices at 433 California Street, Suite 910, San Francisco, CA 94104 and ArcaMax, Inc., a Virginia Corporation with its principal business offices at 2524 George Washington Hwy., Yorktown, VA 23693 (herein referred to as "ArcaMax").

                                    RECITALS

     Whereas, ArcaMax has created a website, www.greetingsonline.com (the
                                             -----------------------
"Website"), which is capable of allowing registered members to deliver via the Internet Virtual Greeting Cards created by the ArcaMax Greeting Card Creator ("Virtual Greeting Cards") to other people with email addresses; Virtual Greeting Cards are computer generated greeting cards that can be manipulated on a computer screen so as to appear to open before the computer user in a fashion similar to regular greeting cards;

     Whereas ArcaMax has created a CD-ROM software product known as The Greeting Card Creator ("The Greeting Card Creator CD") that can create, print, and email greeting cards and has marketed this product for resale to distributors, resellers, and end-users and ArcaMax has created an special in-house version of The Greeting Card Creator CD ("The Greeting Card Creator VIH") which can be utilized to create, manage, and publish a online database of Virtual Greeting Cards;

     Whereas, XOOM desires to purchase the domain name www.greetingsonline.com,
                                                       -----------------------
an exclusive license to the technology (including, without limitation, software, scripts, data files and other electronic data and code) necessary to create, maintain and operate (or actually used by ArcaMax to create, maintain and operate) the Website (collectively, the "Website Technology"), as well as non-exclusive license the Greeting Card Creator VIH to use in connection with the Website Technology.

     THEREFORE, the parties hereby mutually agree as follows:

                                   AGREEMENT

1.   GRANT OF RIGHTS

     a.  Website Delivery Technology.  In accordance with the terms of this
         ----------------------------
Agreement ArcaMax hereby grants a worldwide, fully paid-up, perpetual, royalty-free, exclusive license to XOOM to use, reproduce, and display and perform (publicly or otherwise) the Website Technology. XOOM shall have the right to sublicense the foregoing rights to third parties.

     b.  Website Content Preparation Tools.  In accordance with the terms
         ----------------------------------
of this Agreement, ArcaMax hereby grants XOOM a worldwide, fully paid-up, perpetual, royalty-free, non-exclusive license to (i) use The Greeting Card Creator VIH to create and prepare Virtual Greeting Cards and to manage and publish online databases of Virtual Greeting Cards, and (ii) modify The Greeting Card Creator VIH and copy and distribute Greeting Card Creator VIH (and modifications thereto) in object code form only to third parties to which XOOM also licenses all or a substantial part of the Website Technology, and (iii) modify the database consisting of all Virtual Greeting Cards created by ArcaMax as of the date of this Agreement (the "Greeting Card Database") and use, distribute, perform and display (publicly or otherwise), and deliver via the Website Technology, all or part of the Greeting Card Database (and modifications

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thereto).  All modifications to The Greeting Card Creator VIH made by XOOM shall be the sole and exclusive property of ArcaMax, with ArcaMax owning all rights, title, and interest therein and thereto, subject to the licenses granted to XOOM under this Agreement. All Virtual Greeting Cards created by XOOM and all modifications made by XOOM to the Greeting Card Database shall be the sole and exclusive property of XOOM, with XOOM owning all rights, title, and interest therein and thereto.

     c.  GreetingsOnline Trademarks.  ArcaMax hereby assigns and transfers
         ---------------------------
(and agrees to assign and transfer) to XOOM all right, title and interest (including, without limitation, all trademark and other intellectual property rights) to the "GreetingsOnline" and "greetingsonline.com" marks (the "Marks"), together with (i) all national, foreign, state and common law registrations thereof, (ii) all goodwill associated therewith, and (iii) all benefits, privileges, causes of action, and remedies relating thereto, whether before or hereafter accrued (including, without limitation, the right to sue for past infringement).

     d.  Domain Name. ArcaMax hereby assigns and transfers (and agrees to
         -----------
assign and transfer) to XOOM all right, title and interest to the greetingsonline.com domain name (the "Domain Name"). ArcaMax will take all actions reasonably requested by XOOM to transfer the Domain Name to XOOM, including, without limitation, promptly preparing and submitting all necessary forms and other documents, including, without limitations, all forms required to be filed with Network Solutions, Inc. (InterNIC) and other appropriate offices,

     e.  Derivative Works.  ArcaMax hereby grants XOOM a worldwide, fully
         -----------------
paid-up, perpetual, royalty-free, exclusive license to create derivative works based on the Website Technology which shall be the sole and exclusive property of XOOM, with XOOM owning all rights, title, and interest therein and thereto.

2.   RESTRICTIONS ON ARCAMAX

     a.  Covenant Not To Compete.  Neither ArcaMax nor any of its
         ------------------------
shareholders will create, develop, design, operate, license, or maintain (or encourage or assist any third party to create, develop, design, operate, license, or maintain) any website that delivers Virtual Greeting Cards created through the use of The Greeting Card Creator VIH or similar software programs for a period of twelve (12) months commencing on the Execution Date (the "Noncompete Period"). If XOOM successfully executes an Initial Public Offering or completes a merger, reorganization, change in ownership or control or sale or transfer of all or substantially all of its assets during the initial twelve
(12) month period, The Noncompete Period will be extended so that it will then terminate Twenty-Four (24) months from Execution Date. The Noncompete Period shall immediately terminate if:

         (i) XOOM shall file a petition in bankruptcy or a petition to take advantage of any insolvency law;

         (ii)  XOOM shall make an assignment for the benefit of creditors;

         (iii) XOOM shall initiate a proceeding for the appointment of a receiver, trustee, liquidator or conservator of it or any substantial part of its property; or

         (iv) XOOM shall file a petition seeking reorganization, arrangement or similar relief under the United States Bankruptcy Code and any applicable law or statute enacted by the United States or any state relating to bankruptcy, insolvency, or relief for aid of debtors.

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         (v)  any court or other tribunal of competent jurisdiction: (i)
     shall adjudge XOOM bankrupt; (ii) shall enter an order, judgment or decree appointing a receiver, trustee, liquidator or conservator for XOOM of the whole or any substantial part of XOOM's property (and such appointment remains undismissed for a period of 60 calendar days); or (iii) shall assume custody or control of XOOM or the whole or substantial part of their properties.

         (vi) there is commenced against XOOM any petition in bankruptcy and such petition remains undismissed for a period of 60 calendar days.

     b.  End-Users Licenses to The Greeting Card Creator CD.  Nothing in
         ---------------------------------------------------
this agreement shall be interpreted or construed to (i) restrict ArcaMax's ability to deliver valid end user licenses to purchasers of The Greeting Card Creator CD or (ii) impose liability on ArcaMax if end users of The Greeting Card Creator CD construct websites that allow ftp or some other form of end-user created delivery of new Virtual Greeting Cards created by the end-user without assistance from ArcaMax. ArcaMax will modify its existing End-User License Agreement for The Greeting Card Creator CD such that it restricts an end-user from making any portion of The Greeting Card Database available for download or other kind of transfer or delivery from or off of any website.

     c.  Samples of Greeting Card Creator's Virtual Greeting Cards.  In
         ----------------------------------------------------------
order to effect the promotion of The Greeting Card Creator CD, ArcaMax may make at most 10 samples of the Greeting Card Creator's Virtual Greeting Cards available for end-users to view and download from its www.arcamax.com website as a means of demonstrating the operation of The Greeting Card Creator CD's Virtual Greeting Card technology.

3.   OBLIGATIONS OF ARCAMAX

     a.  Deliverables.  Within five (5) days after Execution Date, ArcaMax
         ------------
will deliver to XOOM (i) the Website Technology (in source code format), (ii) The Greeting Card Creator VIH (in both source and object code format) and (iii) all the Greeting Card Database. (collectively, the "Deliverables"). The Deliverables shall be subject to the inspection and approval of XOOM. XOOM shall have five (5) days after receipt of the Deliverables to inspect and approve the Deliverables (the "Rejection Period"). XOOM must notify ArcaMax in writing of any rejection of the Deliverables, together with the reasons therefor (the "Rejection Notice"). If ArcaMax does not receive a Rejection Notice during the Rejection Period, then the Deliverables will be deemed to be accepted. ArcaMax shall have, at its sole discretion, the right to correct the deficiencies identified by XOOM and resubmit the Deliverables to XOOM within fifteen (15) days after receiving a valid Rejection Notice. If ArcaMax refuses to resubmit the Deliverables after receiving a Rejection Notice, then this Agreement shall immediately terminate and be considered to be Null and Void, and all of the parties' obligations hereunder (including, without limitation, all of XOOM's payment obligations) shall terminate, excepting that any obligations under any Confidentiality Agreement to which the parties are subject to shall continue to survive any such termination.

     b.  Website Creation.  Within fifteen (15) days after XOOM notifies
         -----------------
ArcaMax, ArcaMax and XOOM will cooperate, and ArcaMax will provide XOOM with all necessary and reasonable assistance, to install the Website Technology onto a webserver owned by XOOM (the "Initial XOOM Greeting Card Site"). Upon XOOM's request, ArcaMax will substitute any XOOM logos or graphics supplied by XOOM for the existing Website graphics. ArcaMax will also make other reasonable minor cosmetic changes as requested by XOOM, including, but not limited to, changes in text.

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     c.  XOOM's Membership Database.  ArcaMax will use its best efforts to
         ---------------------------
connect the Initial XOOM Greeting Card Site to XOOM's Membership Database, and will use commercially reasonable efforts to do so within fifteen (15) days after XOOM notifies ArcaMax. If XOOM chooses not to immediately move the

www.greetingsonline.com domain to a webserver host at its location, ArcaMax will
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continue to host the www.greetingsonline.com domain and website at its current
                     -----------------------
location for XOOM for a period not to exceed thirty (30) days, unless the parties mutually agree to extend this period.

4.   CONTINUING OBLIGATIONS OF ARCAMAX

     a.  Maintenance and Enhancement of XOOM's Greeting Card Site.  Upon
         ---------------------------------------------------------
XOOM's request, ArcaMax hereby agrees to negotiate in good faith to reach an agreement to perform any programming maintenance and/or enhancements to the Website, any XOOM websites that deliver Virtual Greeting Cards ("XOOM Greeting Card Sites") or the Deliverables. ArcaMax agrees to charge not more than it current discounted contract labor rate of $75 per hour, which is guaranteed not to increase prior to December 31, 1998. All such enhancements shall be the exclusive property of XOOM, and ArcaMax hereby assigns and transfers (and agrees to assign and transfer) to XOOM all right, title and interest in and to such enhancements.

     b.  Content Delivery. XOOM and ArcaMax agree to negotiate in good
         -----------------
faith to reach an agreement whereby ArcaMax will manage and/or prepare Virtual Greeting Cards and/or other content for XOOM Greeting Card Site(s) (the "Content Maintenance Agreement"). ArcaMax will deliver to XOOM all Virtual Greeting Cards it creates (whether or not created for XOOM) during the term of such Content Maintenance Agreement, and the license granted to XOOM in Section 1(b)(iii) shall apply to such Virtual Greeting Cards to the same extent as it applies to the Greeting Card Database.

5.   OBLIGATIONS OF XOOM

     a.   Cash.  XOOM agrees to pay to ArcaMax a total of Two Hundred
          ----
Thousand Dollars US ($200,000 US), which will be paid as follows: Twenty Thousand Dollars US ($20,000 US) will be due on XOOM's acceptance of the Deliverables as set forth in Section 3(a) and twelve (12) subsequent payments of Fifteen Thousand Dollars US ($15,000 US) will be due monthly thereafter starting on the first calendar day of the next calendar month after the Execution Date. If during the payoff period of this obligation, XOOM successfully executes an Initial Public Offering or completes a merger, reorganization, change in ownership or control or sale or transfer of all or substantially all of its assets, then the entire unpaid balance at that time shall become immediately due and payable with ten (10) business days.

     b.   Stock.  XOOM will issue to ArcaMax 200,000 shares of XOOM Common
          ------                             -------
Voting Stock pursuant to the Stock Purchase Agreement between the XOOM and ArcaMax dated contemporaneously herewith and attached hereto as Exhibit A. Without limiting the generality of the foregoing, ArcaMax and all of its shareholders, hereby acknowledge that the XOOM shares represent shares in a private company and that the transfer of those XOOM shares will be restricted according to the restrictions in the Shareholders Agreement.

     c. 1099s. To the extent that XOOM is not required by applicable law to issue a form of 1099 to ArcaMax or any of its shareholders relating to XOOM's payments to ArcaMax or any of its shareholders under this Agreement or any other consulting agreements which the parties may enter into, XOOM will not issue a 1099 to ArcaMax or any of its shareholders.

6.   CONTINUING OBLIGATIONS OF XOOM

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     a.   Acknowledgements.  XOOM will acknowledge that each XOOM Greeting Card
          -----------------
Site is powered by The Greeting Card Creator from ArcaMax.

     b.   Resell The Greeting Card Creator.  XOOM will use commercially
          ---------------------------------
reasonable efforts to offer to license copies of The Greeting Card Creator CD to its members. ArcaMax will supply to XOOM as finished goods all copies of The Greeting Card Creator CD ordered by XOOM on a Net 30 terms basis at $9.95 per unit or its current best distribution pricing.

7.   TERMINATION

     Either party may terminate this Agreement if the other party fails to cure a material breach within thirty (30) days of written notice of such breach. If this Agreement is terminated by ArcaMax in accordance with this Section 7 because of an uncured breach by XOOM, ArcaMax's obligations under Section 2(a), the Covenant Not To Compete, will immediately terminate.

8.   INDEMNIFICATION

     a.   Copyright and Patent Infringement.  ArcaMax hereby agrees to defend,
          ----------------------------------
indemnify and hold XOOM harmless against any and all liability, claims, penalties, damages, costs, attorney's fees or other expenses of any nature whatsoever paid or incurred in connection with claims by any person (including claims of copyright or patent infringement, trade secret misappropriation, but excluding claims covered under section 8(b)) arising from XOOM's exercise of the rights granted in Section 1 of this Agreement or otherwise relating to Website, the Deliverables or the Marks. If any demand, claim, or suit is asserted or instituted with respect to which XOOM may be entitled to indemnification under this section, then XOOM shall promptly notify ArcaMax of the full details to the extent then known. XOOM shall be entitled, at its own expense, to employ counsel to defend such demand, claim, or suit or to participate in the defense of such asserted demand, claim, or suit. Any proposed settlement of any such demand, claim, or suit must be approved by both XOOM and ArcaMax with such approval not to be unreasonably withheld. The parties agree to cooperate in good faith in the defense of settlement of any such demand, claim, or suit.

     b.   Patent #4,558,302.  ArcaMax believes that no license is needed from
          ------------------
the Unisys Corporation, relating directly or indirectly to U.S. Patent #4,448,302 (the "Unisys Patent"), for any of the rights being granted to or exercised by XOOM in or as a result of this agreement. However, XOOM expressly agrees that it is responsible after the Execution Date to make its own independent judgement regarding this matter and expressly agrees that if XOOM determines that a license is needed from Unisys relating to the Unisys Patent, it is XOOM's sole responsibility to obtain one. XOOM also agrees that should Unisys ever institute any action against any of XOOM's Greeting Card Sites claiming infringement of the Unisys Patent, ArcaMax shall not be held liable in any manner for any licenses, penalties, damages, costs, attorney's fees or other expenses of any nature whatsoever paid or incurred in connection with such an action.

9.   WARRANTIES; LIMITATION OF LIABILITY

     a. ArcaMax represents, warrants and covenants that (a) the Deliverables are the original work of ArcaMax and were developed solely by ArcaMax, (b) ArcaMax owns all right, title and interest in and to the Deliverables, (c) ArcaMax has the sole and exclusive right to grant the rights and licenses contemplated by this agreement, without the need for any consents, approvals or immunities not yet obtained, (d) the Deliverables do not infringe any third party rights, (e) the Deliverables are free of viruses and other harmful code, and (f) the Deliverables are Year 2000 Compliant. "Year 2000 Compliant," with respect to software, means that the occurrence in or use by the software of dates on or after January 1, 2000 ("Millennial Dates")

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will not adversely affect its performance at any level with respect to date-
dependent data, computations, output, or other functions. ArcaMax does not represent or warrant that the Deliverables are free of bugs or errors and does not make any of these warranties or representations with respect to U.S. Patent #4,558,302.

     b. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS OR BUSINESS, ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY'S LIABILITY EXCEED THE VALUE OF THE COMPENSATION PAID AND PAYABLE BY XOOM TO ARCAMAX UNDER THIS AGREEMENT.

10.  TRANSFERABILITY

     Either party may assign this Agreement (together with all of its rights and obligations hereunder) to (i) an affiliate or (ii) as part of a merger, consolidation, reorganization, or sale of all or substantially all of its assets.

11.  MISCELLANEOUS

     a.   Force Majeure.  Neither party shall be liable in damages or have the
          --------------
right to terminate the Agreement for any delay or default in performing this Agreement if such delay or default is caused by conditions beyond its control, including, but not limited to, acts of God, government restrictions, wars, insurrections, strikes, fire, floods or work stoppages; provided, however, that if such delay or default shall exceed six months, then the party not delaying or defaulting may, so long as the delay or default continues, suspend its performance under this Agreement and the party affected by the conditions beyond its control shall keep the other party fully informed on an on-going basis concerning the matters causing the delay or default, and the prospects of their ending.

     b.   Survival.  Notwithstanding any termination of this Agreement, the
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terms of paragraphs 1, 2b, 4, 8, 9, 10 and 11 shall survive such termination and remain in full force and effect.

     c.   Entire Agreement.  This Agreement contains the entire agreement of the
          -----------------
parties and shall not be varied, amended, or supplemented except in writing of subsequent or even date executed by the parties.

     d.   Enforceability.  If any part of this Agreement shall be held
          ---------------
unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect.

     e.   Counterparts.  This Agreement may be executed in counterparts which
          -------------
taken together shall constitute one agreement, and either party may execute this Agreement by signing such counterpart.

     f.   No Agency.  Nothing in this Agreement shall be construed to constitute
          ----------
or appoint either party as the agent or representative of the other party for any purpose whatsoever, or to grant to either party any rights or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

     g.   Notices.  All notices required by this Agreement shall be in writing
          --------
and sent to the ArcaMax and XOOM at the following addresses via registered mail or overnight courier:

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                         TO ARCAMAX:

                         ArcaMax, Inc.
                         2524 George Washington Hwy.
                         Yorktown, VA  23693
                         Attn:  Roy Jay

                         TO XOOM:

                         XOOM, Inc.
                         433 California Street, Suite 910
                         San Francisco, CA  94104
                         Attn: Chris Kitze

     Either party may from time to time change its address as set forth above by notifying the other party of its new address in writing.

     h.   Governing Law.  This agreement shall be governed by the laws of the
          --------------
State of Delaware, and both parties consent to jurisdiction and venue in the state and federal courts sitting in the State of Delaware. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorney's fees.

     i.   Facsimile. This contract can be executed and is binding upon the
          ----------
parties when executed by facsimile machine.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first written above.


FOR ARCAMAX                         FOR XOOM, INC.


By: /s/ ROY JAY                     By: /s/ LAURENT MASSA
    -----------                         -----------------

Name: Roy Jay                       Name: Laurent Massa
Title: President                    Title: CEO
Date: 6/18/98                       Date: 6/18/98

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